Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS FOURTH QUARTER 2009 RESULTS

HAMDEN, CT – March 9, 2010 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three months and the full year ended December 31, 2009.  Summary results for these periods are as follows:

	Three months ended December 31,			Year ended December 31,
(in $000s, except EPS)	2009	2008	% change	2009	2008		% change
Net Sales	$13,926	$14,277	(2.5%)	$58,346	$62,207		(6.2%)

Operating income	281	608	(53.8%)	3,926	1,861	(1)	77.1%
Net income	186	636	(70.8%)	2,140	1,444	(2)	48.2%
Diluted earnings per share	$0.02	$0.07	(71.4%)	$0.23	$0.15	(3)	53.3%
(1) Operating income includes $3,029,000 of legal fees related to the settled lawsuit with FutureLogic, Inc. (the “FL Legal Fees”) in the full year ended December 31, 2008.
(2) Net income includes $1,954,000 of FL Legal Fees, net of tax, in the full  year ended December 31, 2008.
(3) Diluted earnings per share includes the negative impact of $0.21 from the FL Legal Fees in the full year ended December 31, 2008.

“I am pleased with how our Company performed in 2009, especially given the continued weak overall economy which impacted our results in the fourth quarter,” said Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies.  “By the end of 2009, we completed the transition of a majority of our manufacturing to China and we began to see improving gross margin on products sold during the fourth quarter.  Our move into the international gaming and casino market, our relationship with McDonald’s and our focus in the banking market drove revenue at TransAct during 2009 as we navigated through one of the most difficult economic times ever.  Further, we continued to improve our balance sheet leading the Company to its strongest financial position ever as we entered 2010.”

Mr. Shuldman continued, “For the fourth quarter of 2009, our international gaming and casino sales continued to drive our results and increased 77% compared to the fourth quarter of 2008.  This increase helped to offset a 56% decline in our domestic casino and gaming printer sales compared to the fourth quarter of 2008, as the weakness we experienced throughout 2009 in our North American replacement slot machine sales continued into the fourth quarter.  Our banking and point-of-sale (“POS”) sales declined 7% on a quarter-over-quarter basis, as a significant increase in our banking printer sales could not fully overcome lower POS printer sales due to the impact of the recession on the POS market.  Lottery sales, which can vary significantly from quarter-to-quarter, rose by 21% due to an increase in orders from our lottery customer in the fourth quarter of 2009 compared to the fourth quarter of 2008.  TransAct Services Group revenues increased by 6% compared to the fourth quarter of 2008, primarily due to higher sales of replacement parts as well as increased service revenue resulting from new service contracts, primarily in the banking market.  Finally, our balance sheet remains strong, with $10 million in cash and no debt outstanding at December 31, 2009.”

Fourth Quarter 2009 Results

Revenue for the fourth quarter of 2009 was $13.9 million, a decrease of 2% compared to $14.3 million in the prior-year period.  Gross margin for the fourth quarter of 2009 was 31.0%, compared to 33.7% in the prior-year quarter as the Company worked to use a substantial portion of its existing, higher cost domestic inventory and also sold more lower margin products.  Operating expenses were $4.0 million, a decrease of $0.2 million from the prior-year period driven largely by reduced selling and marketing expenses.  The Company recorded net income in the fourth quarter of 2009 of approximately $0.2 million, or $0.02 per diluted share, compared to net income of approximately $0.6 million, or $0.07 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies said, “During the fourth quarter of 2009, we completed the transition of a substantial portion of our production to our lower-cost contract manufacturer in China.  Despite the completion of this move, which we expect to reduce our product costs beginning in 2010, our gross margin for the fourth quarter of 2009 was impacted by an unfavorable product mix, as we sold a higher percentage of lower margin products than in the prior-year quarter.  We expect our gross margin in 2010 to steadily improve as we realize the full benefit from the completed move of our production to China and expect a more favorable product mix throughout the year.”

Full Year 2009 Results

Revenue for the year ended December 31, 2009 was $58.3 million, a decrease of 6% compared to $62.2 million in the prior year.  Gross margin for the year ended December 31, 2009 was 32.3%, compared to 33.7% in the prior year.  Operating expenses were $15.5 million, a decrease of $3.6 million from the prior year driven largely by the absence of $3.0 million of legal fees incurred in 2008 in connection with the now-settled litigation with FutureLogic, Inc., as well as a reduction in overall operating expenses from cost reduction actions taken during 2009.  The Company recorded net income of approximately $2.1 million, or $0.23 per diluted share, for the year ended December 31, 2009, compared to net income of approximately $1.4 million, or $0.15 per diluted share, for 2008.  Severance costs reduced net income and earnings per share in 2009 by $0.2 million and $0.01, respectively, while legal fees associated with the FutureLogic, Inc. litigation reduced net income and diluted earnings per share in 2008 by $2.0 million and $0.21, respectively.

2010 Outlook

TransAct expects both revenue and gross margin improvement in 2010 compared to 2009 based on the current backlog of orders and forecasts of order flow provided by some of the Company’s customers.  The Company expects most of its sales growth for 2010 to come from the international casino and gaming markets, as well as some improvement in the replacement cycle in the domestic casino market.  Due to the timing of orders, the Company expects results in the first quarter of 2010 to be the lowest of the year.  Finally, TransAct also expects to see solid free cash flow (cash provided by operations less capital expenditures) again in 2010.

Liquidity and Capital Resources

As of December 31, 2009, TransAct had approximately $10.0 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the fourth quarter of 2009, the Company did not repurchase any shares under its stock repurchase program.  As of December 31, 2009, the Company had repurchased a total of 1,164,100 shares for approximately $8.5 million under its current authorization.  TransAct’s $15 million repurchase program allows the Company to repurchase up to $6.5 million in additional shares through March 2010.

Investor Conference Call / Webcast Details

TransAct will review detailed fourth quarter 2009 results during a conference call today at 5:00 PM EST. The conference call-in number is 888-452-4007. A replay of the call will be available from 8:00 PM EST on Tuesday, March 9 through midnight EDT on Tuesday, March 16 by telephone at 888-203-1112; passcode 2143777.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the growing on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contract manufacturer for the assembly of a large portion of the Company’s products in China; dependence on ability to obtain competitive pricing and other terms from our contract manufacturer and other suppliers;  the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, EVP and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$13,926	$14,277	$58,346	$62,207
Cost of sales	9,604	9,460	39,517	41,257
Gross profit	4,322	4,817	18,829	20,950

Operating expenses:
Engineering, design and product development	745	823	2,788	2,942
Selling and marketing	1,534	1,681	5,821	6,078
General and administrative	1,762	1,705	6,924	7,040
Legal fees associated with lawsuit	-	-	-	3,029
	4,041	4,209	15,533	19,089
Operating income	281	608	3,296	1,861

Other income (expense):
Interest, net	(2)	(5)	(50)	(11)
Other, net	(5)	272	(33)	368
	(7)	267	(83)	357

Income before income taxes	274	875	3,213	2,218
Income tax provision	88	239	1,073	774
Net income	$186	$636	$2,140	$1,444

Net income per common share:
Basic	$0.02	$0.07	$0.23	$0.16
Diluted	$0.02	$0.07	$0.23	$0.15

Shares used in per share calculation:
Basic	9,320	9,305	9,289	9,308
Diluted	9,486	9,424	9,377	9,489

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Banking and point-of-sale	$2,915	$3,136	$16,695	$11,866
Casino and gaming	4,484	5,341	17,526	22,299
Lottery	3,150	2,607	9,551	15,731
TransAct Services Group	3,377	3,193	14,574	12,311
Total net sales	$13,926	$14,277	$58,346	$62,207

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	December 31,
(In thousands)	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$10,017	$2,000
Receivables, net	8,996	8,734
Inventories	5,952	9,919
Refundable income taxes	270	35
Deferred tax assets	2,240	2,054
Other current assets	521	352
Total current assets	27,996	23,094

Fixed assets, net	4,551	5,563
Goodwill	1,469	1,469
Deferred tax assets	669	1,759
Intangibles and other assets, net	214	349
	6,903	9,140
Total assets	$34,899	$32,234

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,052	$4,863
Accrued liabilities	1,890	2,847
Deferred revenue	580	333
Total current liabilities	7,522	8,043

Deferred revenue, net of current portion	501	259
Deferred rent, net of current portion	385	473
Other liabilities	137	44
	1,023	909
Total liabilities	8,545	8,952

Shareholders’ equity:
Common stock	105	105
Additional paid-in capital	21,820	20,890
Retained earnings	13,033	10,893
Accumulated other comprehensive loss, net of tax	(66)	(68)
Treasury stock, at cost	(8,538)	(8,538)
Total shareholders’ equity	26,354	23,282
Total liabilities and shareholders’ equity	$34,899	$32,234